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  FORM 3                                                     OMB APPROVAL
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                                                      OMB Number: 3235-0104
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response ... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Gregory                            Donald
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   (Last)                            (First)              (Middle)

112 Wheeler St.
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                                    (Street)

   LaVergne                            TN                   37086
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    8/13/02
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3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                          American Family Cookies, Inc.
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  *  If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify Title below)
                                               [X]  Vice President and Secretary

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________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                   3. Ownership Form:
                                          2. Amount of Securities     Direct (D) or
1. Title of Security                         Beneficially Owned       Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                (Instr. 4)               (Instr. 5)            (Instr. 5)
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
Common Stock, par value $.001 per share       5,000 shares               D
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

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




             /s/ Donald Gregory                                 8/23/02
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      **Signature of Reporting Person                             Date


  ** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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